Exhibit 10.1

AGREEMENT FOR SALE AND PURCHASE
OF CERTAIN BUSINESS ASSETS AND ASSUMPTION OF CERTAIN BUSINESS LIABILITIES

THIS AGREEMENT is entered into effective as of the 19th day of October, 2009, by and between Online Vacation Center Holdings Corp., a Florida corporation and La Tours and Cruises, Inc., a Texas corporation (“Seller”) and West University Travel, LLC., a Texas limited liability company (“Buyer”).

RECITALS:

A.     Seller currently operates West University Travel/Journeys Unlimited, a travel related business (the “Business”) located at 3622 University Blvd, Houston, TX 77005

B.     Seller desires to sell and Buyer desires to purchase all of Seller’s interest in certain business assets to include client lists, main telephone number, inventory, supplies, machinery, software, equipment on hand and used in connection with Business, together with the goodwill associated with the Business and certain business liabilities to include, but limited to, the telephone/internet service contract, office rent, postage machine contract, and electricity contract.

C.     The parties desire to enter into this Agreement to set forth their agreement with respect to the above-described transfers.

NOW, THEREFORE, in consideration of the undertakings contained in this Agreement, the parties agree as follows:

1.     Assets Sold. Seller agrees to sell, and Buyer agrees to purchase the following assets:

                 a.     All of Seller’s right, title and interest in and to the inventory, supplies, fixtures, equipment and machinery located at or used in connection with the Business and more  particularly described on Exhibit A attached hereto (the “Assets”).

b.     Any and all other rights relating to the Business and capable of transfer, trade names, warranties and guarantees of manufacturers and suppliers, phone numbers and goodwill (collectively, the “Other Rights”).

2.     Assumed Contracts. Buyer shall, as of the Closing Date, take an assignment of all of Seller’s interest and liabilities in all contracts related to the business. Buyer shall not assume any of Seller’s liabilities or obligations, including but not limited to, employee benefits accrued prior to and existing on the Closing Date. Buyer shall not assume liabilities arising from travel commenced prior to the Closing Date. Seller agrees to satisfy such liabilities and obligations in full on or before forty five (45) days after the Closing Date and to indemnify Buyer with respect to any and all costs incurred, including reasonable attorneys’ fees, with respect to any claims from Seller’s creditors or employees for liabilities and benefits, and Seller agrees to reimburse Buyer for any and all costs so incurred.

3.     Payment of Purchase Price. In exchange for the sale of the Assets and Liabilities to Buyer, Buyer agrees to pay the Seller the following consideration:

a. Forgive the debt of $100,000 owed by Seller to Buyer, originally due on January 4, 2010, and

b. Return 50,000 shares of ONVC stock originally issued to Buyer on January 4, 2007 with a per share value to be determined on Closing Date.

4.      Bookings

a.	All bookings with travel commencing on or before Closing Date, will belong 100% to Seller. Payment of the related commission expense to booking agent will be the responsibility of the Seller.
b.	All bookings with travel commencing after Closing Date will belong 100% to Buyer. Payment of the related commission expense to booking agent will be the responsibility of the Buyer.

         5.     Closing. The closing shall occur on November 2, 2009 (the “Closing Date”), or on such earlier date as the parties may mutually agree.

6.    Reconciliation of Pre- and Post-Closing Assets and Liabilities. Seller and Buyer agree that there are assets and liabilities that relate to both pre-closing and post-closing transactions. These include, but are not limited to, the O’Quinn law firm deposit, client pre-payments, supplier deposits and travel agent deposits. Seller and Buyer both agree to reconcile these assets and liabilities within thirty (30) days of Closing Date. Seller agrees to reimburse Buyer for any items relating to post-closing transactions, and Buyer agrees to reimburse Seller for any items relating to pre-closing transactions.

7.     Conditions to Closing. The obligation of Buyer and Seller to close the sale transaction contemplated under this Agreement shall be subject to the satisfaction of the following (the “Closing Conditions”). Should the Closing Conditions not be satisfied on or before the Closing Date, then this Agreement shall terminate and neither party shall owe any further performance to the other. The Closing Conditions consist of the following:

a. The representations and warranties of Seller and Buyer contained in this Agreement and the certificates and documents to be delivered pursuant hereto, shall be true, complete and correct when made, and as of the Closing Date, and will not contain any untrue statement of a material fact required to make the statements herein or therein not misleading. Each of Buyer and Seller shall have performed and satisfied all of the covenants, agreements, and conditions required by this Agreement to be performed and satisfied by it hereunder.

8.     Condition of Personal Property. Buyer is purchasing the equipment in “AS IS” physical condition and an “AS IS” state of repair with all faults and with no implied warranties of fitness for a particular purpose other than implied warranties.

9.     Seller Warranties. Seller represents and warrants that as of the date hereof and as of the Closing Date, the following are true and correct:

a.     Seller is a Florida corporation in good standing and a Texas corporation in good standing. Seller has good and valid right and authority to own and sell the assets, and the parties executing the documents on behalf of Seller have good and valid authority, including appropriate board resolutions to consummate the sale.

b.     Seller has good and merchantable title to the Assets and the same shall be transferred free and clear of all liens and encumbrances.

c.     To Seller’s knowledge, except as disclosed to Buyer, there are no facts, known either to the officers or directors of Seller which due diligence would have disclosed, that would affect materially or adversely the operation of the Business or the rights of Buyer under this Agreement.

         10.      Buyer’s Representations and Warranties. Buyer represents and warrants that as of the date hereof and as of the Closing Date, Buyer is a Texas limited liability company in good standing. Buyer has good and valid right and authority to purchase and own the assets, and the parties executing the documents on behalf of Buyer have good and valid authority, including appropriate board resolutions to consummate the purchase.

11.     Termination for Non-Performance. Time is of the essence hereof. Either Buyer or Seller shall have the right to terminate this Agreement prior to the Closing Date in the event that the other party defaults in the performance of any of such party’s material obligations to be performed under the terms of this Agreement.

12.     Transfer Taxes. Any transfer or sales taxes due as a result of the sales transaction described in this Agreement shall be paid by Buyer. Seller is responsible for any income taxes.

13.     Taxation. Seller agrees to pay any Franchise Tax and Property Tax due for the period January 1, 2009 to November 2, 2009. The total purchase price shall be allocated among the Assets, including the Other Rights, in such reasonable manner as mutually agreed by the parties, subject to Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Seller will provide completed IRS form 8594 to Buyer.

14.     Seller Indemnification. Seller shall defend, indemnify and hold Buyer harmless at all times from and against all claims, demands, damages, actions, causes of action, judgments, recoveries, losses, liabilities and other charges and expenses of every nature and character, including reasonable attorneys’ fees, that Buyer may at any time incur on or after the Closing Date relating to or arising out of Seller’s operation and ownership of the Business and Assets prior to the Closing Date.

15.     Buyer Indemnification. Buyer shall defend, indemnify and hold Seller harmless at all times from and against all claims, demands, damages, actions, causes of action, judgments, recoveries, losses, liabilities and other charges and expenses of every nature and character, including reasonable attorneys’ fees, that Seller may at any time incur on or after the Closing Date relating to or arising out of Buyer’s operation and Assets after the Closing Date.

16. Notices. Any notice required or permitted by this Agreement shall be delivered in person to such party or its agent or sent by certified mail or registered mail, return receipt requested, to the party at the address stated below, and if such notice is sent by mail, it shall be effective when posted in the United States depository with sufficient postage attached thereto and addressed as follows:

Seller:

La Tours and Cruises, Inc.

Online Vacation Center Holdings Corp.

1801 NW 66 Avenue, Suite 102

Plantation, FL 33313-4534

Attn: Edward B. Rudner, Chairman

Buyer:

West University Travel, LLC

                  6637 Buffalo Speedway
                  Houston TX 77005

Attn: Ray Schutter and Cecilia Schutter

17.     Survival of Agreement. The representations, warranties and agreements contained in this Agreement and all documents delivered on the Closing Date shall survive the closing and shall not be merged.

18.     Waiver, Modification or Cancellation. Any waiver, alteration or modification of any of the provisions of this Agreement or cancellation or replacement of any of its provisions shall not be valid unless in writing and signed by the parties. In addition to other remedies, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in the enforcement of any provisions of this Agreement.

19.     Interpretation. This Agreement and its interpretation shall be governed exclusively by the laws of the state of Texas. Unless the context requires otherwise, any pronouns, feminine or neuter, whenever used herein, shall including the corresponding masculine, feminine or neuter pronoun, and the singular of any noun or pronoun shall include the plural and vice versa, as the case may be. Headings hereunder are for convenience of reference only and shall be given no legal effect in the interpretation of this Agreement.

20.     Attorneys’ Fees. Each party shall be responsible for the payment of such party’s attorneys’ fees and costs incurred in connection with the transaction described in this Agreement.

21.     Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which when taken together shall constitute one original document.

22.      Employment Agreement and Non-Compete. The Employment Agreements by and between Online Vacation Center Holdings Corp. (“ONVC”) and Ray Schutter, and ONVC and Cecilia Schutter, both dated January 3, 2007, shall be terminated. ONVC agrees to release Ray Schutter and Cecilia Schutter from their non-compete agreements as provided in their respective Employment Agreements. The confidentiality provisions of the Employment Agreements shall survive.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:

      La Tours and Cruises, Inc., a Texas corporation

                              Online Vacation Center Holdings Corp., a Florida corporation

                                                By: /s/ Edward B. Rudner

                                                Edward B. Rudner, Chairman

BUYER:

      West University Travel, LLC

                                                By: /s/ Ray Schutter

                              Ray Schutter

                                                By: /s/ Cecilia Schutter

                              Cecilia Schutter

EXHIBIT A

ASSETS

Customer Lists

Existing Client Files

All office equipment, fixtures and fittings located at 3622 University Blvd., Houston, Texas 77005

Ensemble stock

West University Travel name